SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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MIDAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

Midas, Inc.

1300 Arlington Heights Road, Itasca, Illinois 60143

March 30, 2007

Dear Shareholder:

It is our pleasure to invite you to attend the Annual Meeting of Shareholders of Midas, Inc. to be held on Tuesday, May 8, 2007, at 11:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois.

At the annual meeting, we will ask you to consider and vote upon the election of two directors and the ratification of the appointment of KPMG LLP as the independent auditors of Midas. We will also discuss Midas’ performance and respond to your questions.

The formal notice of annual meeting and the proxy statement follow. Your vote is important, regardless of the size of your holdings. Even if you plan to attend the annual meeting, you may vote your shares via the toll-free telephone number or via the Internet, or you may complete, sign and date the enclosed proxy card or voting instruction card and return it in the enclosed, postage-paid envelope. Instructions regarding all three methods of voting are contained on the proxy card and voting instruction card and in the attached proxy statement. If you attend the annual meeting and prefer to vote in person, you may do so in accordance with the procedures described in the accompanying proxy statement.

Sincerely,

Robert R. Schoeberl
Lead Director

Alan D. Feldman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF MIDAS, INC.

Date:	Tuesday, May 8, 2007

Time:	11:00 a.m., local time

Place:	O’Hare Hilton Hotel O’Hare International Airport
Chicago, Illinois 60666

Purposes:

•	To elect two directors to a term of office expiring at the 2010 Annual Meeting of Shareholders;

•	To ratify the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending December 29, 2007; and

•	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:    The close of business on March 16, 2007.

The matters to be acted upon at the annual meeting are described in the accompanying proxy statement.

By Order of the Board of Directors
Alvin K. Marr
Corporate Secretary

Itasca, Illinois

March 30, 2007

NOTE:	In order to assure the presence of a quorum at the annual meeting, please vote your shares via the toll-free telephone number or via the Internet, or complete, sign and date the enclosed proxy card or voting instruction form and return it promptly in the enclosed, postage-paid envelope, even if you plan to attend the annual meeting. By promptly voting, you will reduce the expenses of this proxy solicitation. You may revoke your proxy at any time before it is voted.

MIDAS, INC.

Our principal executive office is located at 1300 Arlington Heights Road, Itasca, Illinois 60143. Our telephone number is (630) 438-3000. Our website is located at www.midasinc.com. The information contained on or connected to our website is not part of this proxy statement and is not incorporated in this proxy statement by reference.

THE ANNUAL MEETING

Attending the Annual Meeting

Our annual meeting will be held on Tuesday, May 8, 2007, at 11:00 a.m., local time, at the O’Hare Hilton Hotel, O’Hare International Airport, Chicago, Illinois. If you plan to attend the annual meeting, please check the box on our proxy card.

This Proxy Statement

We sent you our proxy materials because our Board of Directors is soliciting your proxy to vote your shares of Common Stock at the annual meeting. If you own Common Stock in more than one account, such as individually and through one or more brokers, you may receive more than one set of proxy materials. In order to vote all of your shares by proxy, you should vote the shares in each different account as described below under “Street Name Holders and Record Holders” and “How Record Holders Vote.”

On or about March 30, 2007, we began mailing these proxy materials to all shareholders of record at the close of business on March 16, 2007. On the record date, there were 14,746,309 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders at the annual meeting.

Matters to be Considered

At the annual meeting, shareholders will consider and vote upon:

•	The election of two directors to a term of office expiring at the 2010 Annual Meeting of Shareholders; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending December 29, 2007.

In addition, shareholders will transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name”, and you, as the beneficial owner of those shares, do not appear in Midas’ stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform Midas how many of their clients own Common Stock in street name, and the brokers forward our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the annual meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the annual meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the annual meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the annual meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the annual meeting. You can always attend the annual meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-888-693-8683, 24 hours a day, 7 days a week, and following the instructions on our proxy card and the recorded message;

•	By Internet—You can vote by Internet by going to the website www.cesvote.com and following the instructions on our proxy card and your computer screen; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, whom we refer to as the “proxies”, to vote your shares in the manner you indicate. You may vote for the election of or withhold authority to vote for each of our director nominees by so indicating on the proxy card. Also, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of KPMG LLP as the independent auditors of Midas.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our two director nominees; and

•	The ratification of the appointment of KPMG LLP as the independent auditors of Midas.

Employees Who are Shareholders

If you are one of our many employees who participate in the Midas Common Stock Fund under the Midas Retirement Savings Plan for Salaried Employees (the “Savings Plan”), you will receive from the Savings Plan trustee a request for voting instructions with respect to all of the shares allocated to your Savings Plan account. You are entitled to direct the Savings Plan trustee how to vote your Savings Plan shares. If you do not give voting instructions to the Savings Plan trustee within the time specified by the Savings Plan trustee, your Savings Plan shares will be voted by the Savings Plan trustee in the same proportion as shares held by the Savings Plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with the Savings Plan trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Quorum Requirement

A quorum is necessary to hold a valid meeting of shareholders. If shareholders entitled to cast at least a majority of the shares entitled to vote at the annual meeting are present in person or by proxy, a quorum will exist. Shares owned by Midas are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the annual meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The Vote Necessary for Action to be Taken

If a quorum is present at the annual meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, or abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

If a quorum is present at the annual meeting, ratification of the appointment of KPMG LLP as the independent auditors of Midas requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Revocation of Proxies

If you are a registered holder of Common Stock, you may revoke your proxy at any time before your proxy is voted by: (1) giving written notice of revocation to Midas’ Corporate Secretary, (2) executing a later-dated proxy card (including by Internet or telephone), or (3) attending the annual meeting and voting your shares in person. If your shares are held in “street name,” you must contact your broker to revoke your proxy.

Other Matters

The Board does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-Laws, generally no business besides the proposals discussed in this proxy statement may be transacted at the annual meeting. However, if any other matter properly comes before the annual meeting, your proxies will act on such matter in their discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of six members divided into three classes, with one class of directors elected each year for a three-year term. Five of our six directors are not Midas employees.

Archie R. Dykes and Alan D. Feldman are now directors of Midas and their terms expire at the 2007 annual meeting. Dr. Dykes and Mr. Feldman have notified Midas of their willingness to stand for re-election to the Board. If either or both director nominee(s) fail to stand for election, the proxies named in our proxy card currently intend to vote for a substitute nominee(s) designated by the Board. Alternatively, the Board may reduce or increase the number of directors to be elected at the annual meeting or otherwise.

The following sets forth information as to our director nominees for election at the annual meeting and each director continuing in office.

Nominees for election at the Annual Meeting of Shareholders to a term expiring in 2010:

Name	Director Since	Age	Principal Occupation and Directorships
Archie R. Dykes	1998	76	Dr. Dykes is Lead Director of the Board of Directors of PepsiAmericas, Inc. In addition, he is a director of Raytech Corporation, Arbor Realty Trust, Inc., and Colorado Baking Company. Dr. Dykes served as Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc., Dallas, Texas (now called CoreMark International) from March 2003 to September 2004. From 1988 to 2004, he was Chairman of Capital City Holdings, Inc., a venture capital organization. He also served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987, and as Chancellor of the University of Kansas from 1973 to 1980. Before that, he was Chancellor of the University of Tennessee. Dr. Dykes is also a member of the Board of Trustees of the Kansas University Endowment Association and the William
			Allen White Foundation, and a member of the Board of Directors of YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Alan D. Feldman	2003	55	Mr. Feldman joined Midas as President and Chief Executive Officer in January 2003. In addition, he was named Chairman of the Board of Directors in May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation. His most recent positions were President and Chief Operating Officer of McDonald’s Americas and President of McDonald’s USA. From 1983 to 1994, Mr. Feldman held financial and operational posts with the Pizza Hut and Frito-Lay units of Pepsico. In 1993, he was named Senior Vice President, Business Strategy, and Chief Financial Officer of Pizza Hut, and he served as Senior Vice President of Operations for Pizza Hut from 1990 to 1993. Mr. Feldman is also a director of Foot Locker, Inc.

The Board of Directors recommends a vote FOR our nominees for director.

Directors whose present terms continue until the 2008 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Thomas L. Bindley	1998	63	Mr. Bindley is President of Bindley Capital Corporation, a private investment and consulting firm, which he founded in 1998. From 1992 to 1998, Mr. Bindley served as Executive Vice President and Chief Financial Officer of Whitman Corporation (now called PepsiAmericas, Inc.). Prior to joining Whitman, Mr. Bindley served in a similar capacity with Square D Company from 1986 to 1991. During the previous eight years, he held several executive positions with McGraw Edison Company, including Senior Vice President—Finance and Vice President and Treasurer. Mr. Bindley also serves as a director of Junior Achievement of Chicago.

Robert R. Schoeberl	1998	71	Mr. Schoeberl is the Lead Director of our Board of Directors and presides over all executive sessions. Mr. Schoeberl retired in 1994 as Executive Vice President and Member of the Executive Committee of Montgomery Ward, a mass retailer of consumer products. Prior to joining Montgomery Ward, he was Senior Vice President of Sales and Marketing at GNB Automotive Batteries from 1982 to 1985. Mr. Schoeberl serves as a director of TBC Corporation, a division of Sumitomo Corporation, and Lund International. He is a member of the Board of Trustees at Mount Mercy College and the Automotive Foundation.

Directors whose present terms continue until the 2009 Annual Meeting of Shareholders:

Name	Director Since	Age	Principal Occupation and Directorships
Jarobin Gilbert, Jr.	1998	61	Mr. Gilbert is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. He has served in that capacity since the company’s inception in 1990. In addition, Mr. Gilbert is a director of PepsiAmericas, Inc. and Foot Locker, Inc. He also serves on the Board of Directors of the Harlem Partnership. He is a member of the American Council on Germany and a permanent member of the Council on Foreign Relations, a nonpartisan national membership organization dedicated to improving the understanding of U.S. foreign policy and international affairs.

Diane L. Routson	2003	50	Ms. Routson is a Senior Member of Executive Staff of Computer Sciences Corporation, an IT outsourcing systems integration and consulting company. She was formerly Senior Vice President and Chief Financial Officer of MTL Insurance Company, the principal operating subsidiary of Mutual Trust Holding Company of Oak Brook, Illinois. She served in that capacity from 1995 to 2005.

CORPORATE GOVERNANCE

Director Independence

As required under the rules of the New York Stock Exchange, a majority of the Board members is independent. The independent Board members are as follows: Thomas L. Bindley, Archie R. Dykes, Jarobin Gilbert, Jr., Diane L. Routson and Robert R. Schoeberl. Mr. Feldman, Midas’ President, Chief Executive Officer and Chairman of the Board, is the only non-independent Board member. The Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards). Based upon information provided by the directors and Midas, the Board determined that none of the non-management directors have any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair his or her independence.

Meetings and Committees of the Board

The Board is responsible for the oversight of the management of Midas. The Board meets on a regular basis to review Midas’ operations, strategic and business plans, acquisitions and dispositions, and other significant developments affecting Midas, and to act on matters requiring approval of the Board. The Board also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management are regularly invited to Board meetings to discuss the progress of and future plans relating to their areas of responsibility.

The Board met seven times in 2006. Each director attended at least 75% of the meetings of the Board and the Committees on which that director served. Each director also attended the 2006 Annual Meeting of Shareholders.

Also as required under the rules of the New York Stock Exchange, the independent non-management members of the Board hold regularly scheduled executive sessions. The Lead Director of the Board, Robert R. Schoeberl, serves as the presiding director of all such executive sessions.

Interested parties may communicate directly with the non-management directors by contacting the Chairman of the Audit and Finance Committee of the Board (on an anonymous basis, if desired) in the manner set forth in Midas’ Corporate Code of Ethics.

To facilitate independent director review, the Board has established an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All of our non-management directors are members of these Committees. The respective Chairperson for each Committee is as follows: Jarobin Gilbert, Jr.—Audit and Finance Committee; Thomas L. Bindley—Compensation Committee; and Archie R. Dykes—Nominating and Corporate Governance Committee.

The Audit and Finance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website. The Audit and Finance Committee has the ultimate authority to select and evaluate Midas’ external auditors and any outside firm performing internal audit functions. The Committee reviews with the external auditors and approves the audit report of Midas as prepared by its external auditors, the plan and scope of the audit, and the audit and any non-audit fees paid to the external auditors. The Committee also assures the independence of the external auditors, monitors the adequacy of reporting and internal controls, and meets periodically with internal and external auditors. In addition, the Committee reviews Midas’ internal audit reports, Annual Report on Form 10-K and Proxy Statement and reports its findings and recommendations to the Board for appropriate action. The Committee also oversees the financial affairs of Midas.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards. In addition, the Committee has determined that one of its members, Diane L. Routson, qualifies as an “audit committee financial expert,” as such term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the applicable Securities and Exchange Commission regulations promulgated thereunder. The Committee met six times in 2006.

The Compensation Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website. The Compensation Committee oversees the compensation policies of Midas, administers employee incentive plans, determines the compensation of the Chief Executive Officer, reviews and/or approves officers’ salaries, approves significant changes in salaried employee benefits and recommends to the Board such other forms of remuneration as it deems appropriate. The Committee also receives and reviews reports of the Corporate Benefits Committee of the Midas Benefit Programs. As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards. The Committee met three times in 2006. The Committee’s report is on page 22. Additional information on the Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

During the fiscal year ending December 30, 2006, no member of the Committee was an officer or employee of Midas, nor has any Committee member ever served as an officer of Midas. No member of the Committee is or has ever been a party to any related party transaction with the Company.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board, a copy of which is available on Midas’ website. The Nominating and Corporate Governance Committee oversees the broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board a set of corporate governance principles applicable to Midas. The Committee also provides assistance to the Board in the areas of: Board Committee selection and rotation practices; evaluation of the overall effectiveness of the Board, its Committees, individual directors and Midas management; and review and consideration of developments in corporate governance practices.

The Committee evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees. The Committee has established selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareholders, and address the issues of diversity and background. The Board, with the assistance of the Committee, selects potential new Board members using the criteria and priorities set forth in Midas’ Corporate Governance Guidelines, as may be modified from time to time by the Committee.

Desired personal qualifications for potential director nominees include: the intelligence, integrity, strength of character and sense of timing required to assess and challenge the way things are done and to recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and to effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which Midas operates; and the commitment, sense of urgency and spirit of cooperation that will enable him or her to interface with other Board members in directing the future, profitable growth of Midas.

Desired experience qualifications for potential director nominees include: a senior executive or leadership role with a major business organization (equivalent relevant experience from other backgrounds, such as legal, academic and government or other non-profit, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and preferably experience as a board member of an independent public company; first-hand experience with international operations; a working knowledge of corporate governance issues and the appropriate role of a board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and absence of employment or affiliation with organizations that engage in competitive lines of business or other conflicts of interest. The composition, skills and needs of the Board may change over time and will be considered in establishing the desirable profile of candidates for any specific Board opening.

The Committee will consider nominees recommended by directors, shareholders and management, provided that appropriate information with respect to the suggested candidate(s) is presented to the Committee for evaluation, and provided, further, that nominations by shareholders must be made in accordance with Midas’ By-Laws. See “Shareholder Proposals” below. In order for a shareholder nomination to be considered for inclusion in the proxy statement, the nominee must meet the selection criteria set forth in Midas’ Corporate Governance Guidelines, as such criteria may be modified from time to time by the Committee. The Committee recommended Dr. Dykes and Mr. Feldman to the Board as director nominees for election at the 2007 Annual Meeting of Shareholders.

As required by the rules of the New York Stock Exchange, all members of the Committee are independent, as such term is defined in the NYSE’s listing standards. The Committee met three times in 2006.

CODE OF ETHICS

In compliance with the requirements of the Sarbanes-Oxley Act of 2002, as promulgated through Securities and Exchange Commission regulations, and the New York Stock Exchange’s listing standards for companies listed on the NYSE, Midas has adopted Corporate Governance Guidelines, a Corporate Code of Ethics, and Related Person Transaction Policies and Procedures for its directors, officers and other employees. Each of the foregoing documents is posted on Midas’ website located at www.midasinc.com and is available in print to any shareholder that requests it. Any waivers granted to executive officers or directors under, and any amendments to, Midas’ Corporate Code of Ethics will also be promptly posted by Midas on its website.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit and Finance Committee of the Board of Directors has appointed KPMG LLP, independent public accountants, as the independent auditors of Midas for the fiscal year ending December 29, 2007. KPMG LLP has been the independent auditors of Midas since its spin-off as an independent public company in 1998. We expect that a representative of KPMG LLP will attend the annual meeting and will have an opportunity to make a statement and respond to appropriate questions as he or she may desire. The Board of Directors is seeking shareholder ratification of its appointment of KPMG LLP as Midas’ independent auditors for the fiscal year ending December 29, 2007.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the independent auditors of Midas for the fiscal year ending December 29, 2007.

Shareholder ratification of the Board’s appointment of KPMG LLP as Midas’ independent auditors is not required by Midas’ Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit and Finance Committee and the Board of Directors will reconsider whether to retain that firm. Furthermore, even if the selection is ratified, the Audit and Finance Committee and the Board of Directors, in their discretion, may direct the appointment of different independent auditors for Midas at any time during the year if they determine that such an appointment would be in the best interests of Midas and its shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Midas for the fiscal years ended December 31, 2005, and December 30, 2006 by Midas’ principal accounting firm, KPMG LLP:

	Fiscal 2005	Fiscal 2006
Audit Fees (a)	$855,000	$875,000
Audit-Related Fees (b)	10,400	14,800
Tax Fees (c)	58,000	38,300
All Other Fees	0	0

	$923,400	$928,100

(a)	Includes fees for services provided in connection with Sarbanes-Oxley Section 404 attestation.
(b)	Includes fees for employee benefit plan audits.
(c)	Includes fees for services provided in connection with tax consulting and compliance.

PRE-APPROVAL POLICY FOR INDEPENDENT AUDITORS’ SERVICES

Pursuant to its written charter, the Audit and Finance Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for pre-approving all audit and permitted non-audit services to be performed for Midas by its independent auditors. In recognition of this responsibility, the Audit and Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Midas’ independent auditors. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit and Finance Committee requires specific pre-approval before engaging the independent auditors. The Audit and Finance Committee may delegate pre-approval authority to a subcommittee comprised of one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee has delegated to the Committee Chairman the authority to approve, on behalf of the Committee, the engagement of Midas’ independent auditors to provide specific audit and permitted non-audit services which may from time to time be required by Midas, provided that the estimated fees for such services do not exceed $50,000 per year in the aggregate.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In accordance with its charter, which was originally adopted by the Board of Directors in September 1998 and most recently amended in June 2004, the Audit and Finance Committee assists the Board in fulfilling its oversight responsibilities in the areas of Midas’ accounting policies and practices and financial reporting. The Committee also assists the Board in overseeing, selecting and ensuring the independence of Midas’ external auditors, as well as overseeing its internal auditors. The Committee met six times in 2006.

As required under the rules of the New York Stock Exchange, the Audit and Finance Committee consists entirely of independent directors.

In connection with the fiscal 2006 financial statements, the Audit and Finance Committee reviewed and discussed the audited financial statements with management. The Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”, and, with and without management present, discussed and reviewed the results of KPMG LLP’s audit of the financial statements.

Additionally, the Committee obtained from KPMG LLP the written disclosures and the letter required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees”, and has discussed with KPMG LLP any relationships that may affect its independence. The Audit and Finance Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit and Finance Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Midas’ audited financial statements be included in the Midas, Inc. Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

THE AUDIT AND FINANCE COMMITTEE

Jarobin Gilbert, Jr., Chairman
Thomas L. Bindley
Archie R. Dykes
Diane L. Routson
Robert R. Schoeberl

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of Common Stock of Midas on March 1, 2007, by each director of Midas, by each executive officer who is named in the Summary Compensation Table and by all directors and executive officers of Midas as a group. The table also sets forth the beneficial ownership of the Common Stock of Midas based on the 14,992,209 shares outstanding on March 1, 2007, by each person known by Midas to be the beneficial owner of more than 5% of the Common Stock. Each of the following persons has sole voting and investment power with respect to the shares of Common Stock shown unless otherwise indicated. Where not indicated, addresses shall be that of Midas’ principal executive office.

Name	Amount and Nature of Beneficial Ownership (a)		Percent of Class
Thomas L. Bindley	21,515		*
Frederick W. Dow, Jr.	85,766		*
Archie R. Dykes	14,541		*
Alan D. Feldman	756,253		4.92%
Jarobin Gilbert, Jr.	7,271		*
William M. Guzik	153,450		1.02%
Alvin K. Marr	58,735		*
Diane L. Routson	2,800		*
Robert R. Schoeberl	32,714		*
John A. Warzecha	135,992		*
All Directors and Executive Officers as a Group (11 persons (b))	1,288,240	(c)	8.22%
Mario J. Gabelli (and affiliates) c/o Gabelli Asset Management, Inc. One Corporate Center Rye, NY 10580	1,884,200	(d)	12.63%
Keeley Asset Management Corp. 401 South LaSalle Street, Suite 1201 Chicago, IL 60605	879,000	(e)	5.89%
Barclays Global Investors, NA	817,460	(f)	5.48%
RGM Capital, LLC 6621 Willow Park Drive, Suite One Naples, FL 34109	797,213	(g)	5.34%
Farallon Capital Management, L.L.C.	780,000	(h)	5.23%

*	Less than 1%.
(a)	Includes shares which the named director or executive officer has the right to acquire prior to or on April 30, 2007 through the exercise of stock options, as follows: Mr. Bindley, 9,600 shares; Mr. Dow, 44,600 shares; Dr. Dykes, 9,600 shares; Mr. Feldman, 460,000 shares; Mr. Gilbert, 4,800 shares; Mr. Guzik, 72,600 shares; Mr. Marr, 23,900 shares; Ms. Routson, 800 shares; Mr. Schoeberl, 16,267 shares; and Mr. Warzecha, 98,790 shares. Also includes shares of restricted stock owned by the named director or executive officer that are not scheduled to vest prior to April 30, 2007, as follows: Mr. Bindley, 2,000 shares; Mr. Dow, 38,666 shares; Dr. Dykes, 2,000 shares; Mr. Feldman, 217,083 shares; Mr. Gilbert, 2,000 shares; Mr. Guzik, 62,666 shares; Mr. Marr, 32,083 shares; Ms. Routson, 2,000 shares; Mr. Schoeberl, 2,000 shares; and Mr. Warzecha, 36,166 shares.
(b)	Includes the directors and executive officers listed in the table above and one additional executive officer who is also required to report his beneficial ownership pursuant to Section 16(a) of the Securities Exchange Act of 1934.
(c)

The number of shares shown as beneficially owned includes: (i) 750,357 shares which the directors and executive officers have the right to acquire prior to or on April 30, 2007 through the exercise of stock options; (ii) 405,997 shares subject to possible forfeiture under outstanding restricted stock awards that are not scheduled to vest prior to April 30, 2007; and (iii) 1,026 shares representing the vested beneficial interest of such persons under Midas’ Retirement Savings Plan as of February 28, 2007.
(d)	Based upon a Schedule 13D/A filed on July 13, 2005, by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Of such reported shares: (i) 486,000 shares are held of record by Gabelli Funds, LLC, a registered investment advisor (“Gabelli Funds”); (ii) 1,369,200 shares are held of record by GAMCO Investors, Inc., a registered investment advisor (“GAMCO”); and (iii) 29,000 shares are held of record by Gabelli Advisers, Inc., an investment advisor. Each of these funds has sole voting and dispositive power with respect to the shares held of record by such fund except that (1) GAMCO does not have the authority to vote 101,500 of the shares, (2) Gabelli Funds has sole dispositive and voting power of its shares as long as the aggregate voting interest of all the funds does not exceed 25% of their total voting interest in the Company and, in such event, the Proxy Voting Committee of each of the funds shall respectively vote that fund’s shares, (3) at any time, the Proxy Voting Committee of each fund may take and exercise, in its sole discretion, the entire voting power with respect to the shares held by such fund under special circumstances, such as regulatory considerations, and (4) Mario Gabelli, Gabelli Asset Management Inc. (“GBL”) and Gabelli Group Capital Partners, Inc. (“Gabelli Partners”) have indirect power with respect to securities beneficially owned directly by the other funds. Gabelli Partners makes investments for its own account and is the parent company of GBL. GBL is a public company on the New York Stock Exchange and parent company for a variety of companies engaged in the securities business including those listed above in this footnote.
(e)	Based on a Schedule 13G filed on February 13, 2007, Keeley Asset Management Corp. and Keeley Small Cap Value Fund, Inc. may be deemed to share beneficial ownership of 879,000 shares.
(f)	Based on a Schedule 13G filed on January 23, 2007, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”) and Barclays Global Investors Japan Limited (“Barclays Japan Limited”) may be deemed to beneficially own an aggregate of 817,460 shares. The principal business address of the reporting persons is 45 Fremont Street, San Francisco, CA 94105, other than Barclays Global Investors, Ltd., which is Murray House, 1 Royal Mint Court, London, England EC3N 4HH and Barclays Japan Trust and Barclays Japan Limited, which is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.
(g)	Based on a Schedule 13D filed on November 6, 2006, 797,213 shares are held by RGM Capital, LLC. Robert G. Moses may be deemed to share beneficial ownership of such shares.
(h)

Based upon a Schedule 13G filed on February 22, 2007, (i) 169,800 shares are held of record by Farallon Capital Partners, L.P., (ii) 144,300 shares are held of record by Farallon Capital Institutional Partners, L.P., (iii) 16,400 shares are held of record by Farallon Capital Institutional Partners II, L.P., (iv) 17,100 shares are held of record by Farallon Capital Institutional Partners III, L.P., (v) 7,400 shares are held of record by Tinicum Partners, L.P., (vi) 140,220 shares are held of record by Farallon Capital Offshore Investors II, L.P. (such funds collectively, the “Farallon Funds”), and (vi) 1,600 shares are held of record by Noonday Capital Partners, L.L.C. (the “Noonday Fund” and, together with the Farallon Funds, the “Funds”). Farallon Partners, L.L.C. is the general partner of each of the Farallon Funds. Farallon Capital Management, L.L.C. (the “Management Company”), may be deemed to be the beneficial owner with respect to 283,180 shares held by certain accounts managed by it (the “Managed Accounts”). Noonday G.P. (U.S.), L.L.C. (“First Noonday Sub-advisor”) and Noonday Asset Management , L.P. (“Second Noonday sub-advisor”) are sub-investment advisors to all of the Funds and Managed Accounts. Noonday Capital, L.L.C. is the general partner of the Second Noonday Sub-advisor (“Noonday General Partner”). David I. Cohen and Saurabh K. Mittal are the managing members (the “Noonday Individual Reporting Persons”) of both the First Noonday Sub-adviser and the Noonday General Partner with respect to all of the shares held by the Funds and the Managed Accounts. The following persons are managing members of both the Farallon General Partner and the Management Company, with respect to the shares held by the Funds and the Managed Accounts: Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer, and Mark C. Wehrly. According to the Schedule 13G, each of the foregoing reporting persons may be deemed to beneficially own the shares held by the Funds and the Managed Accounts and such persons disclaimed any beneficial ownership of such shares. The address of the principal business office of each of the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, NC 28202. The address of the principal business office of each of the Reporting Persons other than the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, CA 94111.

None of the directors or executive officers of Midas listed in the foregoing table has pledged as security any of his or her Common Stock of Midas shown in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Midas and persons who own more than ten percent of the Common Stock of Midas to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in ownership of the Common Stock of Midas. Such directors, officers and ten percent shareholders are required to furnish to Midas copies of all Section 16(a) reports that they file.

To Midas’ knowledge, based solely on a review of the copies of such reports furnished to Midas and written representations that no other reports were required during the fiscal year ended December 30, 2006, its directors, executive officers and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”), has responsibility for establishing, implementing and monitoring the Company’s adherence with its compensation philosophy. Among other things, the Committee works to ensure that the total compensation paid to the Company’s Chief Executive Officer and to its other executive officers, including those named in the Summary Compensation Table, is fair, reasonable and competitive. For purposes of this analysis, the executive officers named in the Summary Compensation Table below, including the Chief Executive Officer, are referred to as the “named executive officers”.

The Committee’s responsibilities include authorizing all salary increases for all named executive officers, as well as approving the formula, performance goals and awards under the Company’s Annual Incentive Compensation Plan and its shareholder-approved Stock Incentive Plan (as adopted in 1997, and as amended and restated in 2005).

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns executives’ interests with those of the Company’s shareholders, with the ultimate objective of improving shareholder value. It is also one of the Committee’s primary objectives with respect to executive compensation to enable the Company to attract and retain the most talented and dedicated executives possible by ensuring that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of companies with whom we may compete for executive talent. To that end, the Committee believes that executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals, while simultaneously encouraging retention of the executives.

In order to achieve these objectives, the Committee has implemented and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to the Company’s overall financial performance (as measured by key performance metrics such as operating income and comparable store retail sales), as well as key strategic goals developed by the Company’s senior management team, and approved by the Board of Directors.

The Company’s salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance leading to increased shareholder value. The Company’s programs also seek to align short-term and long-term executive compensation opportunities with the interests of shareholders. The Company’s Annual Incentive Compensation Plan provides for cash bonuses and focuses on continuous improvement in the Company’s annual financial performance as measured by operating income and comparable store retail sales. Grants of equity awards under the Company’s Stock Incentive Plan are designed to reward creation of shareholder value over the longer term.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer makes recommendations to the Committee regarding equity awards and non-equity compensation for all executives other than himself. However, it is the Board of Directors, upon recommendation of the Committee, that makes all final compensation decisions regarding the Company’s executives.

The Chief Executive Officer annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed annually by the Committee). The conclusions reached based upon these reviews, including with respect to recommended base salary adjustments and annual award amounts, are then presented to the Committee and the Board of Directors for approval. The Committee and the Board of Directors can exercise their discretion in modifying any adjustments or awards to executives recommended by the Chief Executive Officer.

Setting Executive Compensation

Based on the philosophy and objectives outlined above, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the financial and operational goals set by the Company and to reward the executives for achieving such goals. The Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation. However, the Company has, from time to time, retained the services of Watson Wyatt Worldwide, an outside executive compensation consulting firm, to provide insight and advice regarding current trends in the area of executive compensation.

In determining the appropriate compensation packages for the Company’s named executive officers, the Committee reviews, on an annual basis, tally sheets which summarize each executive’s past and present compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans. The Committee also periodically conducts an informal benchmark review of the Company’s executive compensation levels against the executive compensation levels at domestic companies with retail sales levels comparable to the Company. While not identical to the peer group of companies used in the Performance Graph contained in this proxy statement, this group includes many of those companies with whom the Company competes for similar executive talent. Other internal and external factors, such as internal pay equity within the Company, are also reviewed and considered by the Committee when establishing the named executive officers’ annual compensation packages.

Consistent with the compensation philosophy mentioned above, a significant percentage of total executive compensation is allocated to incentives. Income from incentive compensation is realized as a result of the performance of the Company or the executive, depending on the type of award, compared to established corporate or individual goals. The Company does not have any pre-established policy for the allocation between annual executive compensation, on the one hand, and long-term incentive-based executive compensation, on the other hand. Similarly, the Company does not have any pre-established policy for the allocation between cash and non-cash, or short-term and long-term, incentive compensation. Rather, the Committee reviews compensation survey data and general market trends to determine the appropriate level and mix of annual and incentive-based compensation to be paid to each named executive officer in any given year. Nevertheless, incentive compensation and equity awards have been targeted at the following percentages of base salary for the last several years:

	Cash-based Incentive Compensation (as a percentage of base salary)	Equity Awards (as a percentage of base salary)*
Chief Executive Officer	75%	200%
Executive Vice President	60%	150%
Senior Vice President	50%	100%
Vice President	35%	50%

*	The value of option grants is based upon the estimated fair value of the grants calculated using the Black-Scholes valuation model. The value of restricted shares is determined using the fair market value of the Company’s Common Stock based on the closing price on the date of grant.

The actual awards are made at the discretion of the Committee and may be higher or lower than the above targets.

The Committee continually assesses the consistency of Company’s executive compensation programs with the Committee’s philosophy and objectives, the Company’s business strategy, and general market practices.

Elements of Compensation

For fiscal year 2006, the principal compensation for the named executive officers was comprised of the following elements:

•	base salary;

•	cash-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for the Company’s executives are established based on the level and scope of their accountability and responsibility for the performance of the Company with respect to policy-making and execution. In establishing executives’ base salaries, the Committee also takes into account not only the Company’s actual experience in the hiring of senior executives who have been recruited from similar positions in the industry, but also compensation survey data gathered from various sources. Base salary levels for all other salaried employees of the Company are determined pursuant to both recent hiring experience and a widely-used job evaluation system, which the Company has had in place for some time. However, salary levels are not based exclusively on a formula. Rather, salary levels are derived from each position’s required skills and responsibilities, as compared to the average salary levels of like positions within other companies, as provided through various relevant independently generated sources.

The Committee generally targets executive base salaries at the market median (i.e., the 50th percentile of base salary levels paid to similarly situated executives of the comparable companies referenced above). However, variations to the target may occur as dictated by the experience and skill level of the individual in question and market factors. The Committee also considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, individual experience and longer term potential.

The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of the Company’s performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experiences, and the individual’s contribution to the performance and profitability of the Company. Base salary adjustments for officers, other than the named executive officers, during fiscal year 2006 averaged approximately 3.0%. There were no base salary adjustments for any of the named executive officers during fiscal year 2006, except in connection with the promotion of a Senior Vice President to Executive Vice President.

Cash-Based Incentive Compensation

The Committee has the authority to award annual incentive bonuses to the Company’s officers. Each named executive officer (other than the Chief Executive Officer in years prior to 2007) receives his annual incentive bonus pursuant to the Company’s Annual Incentive Compensation Plan. Each year’s Annual Incentive Compensation Plan is established, and the bonuses paid pursuant thereto are made, under the Company’s shareholder-approved Stock Incentive Plan, which provides for cash performance awards. Historically, including in fiscal year 2006, the Company’s Chief Executive Officer has received his annual bonus pursuant to a separate, CEO-specific annual incentive compensation plan (described below). This CEO-specific plan has not historically been established, nor have the bonuses paid pursuant thereto been made, under the Company’s shareholder-approved Stock Incentive Plan. However, for fiscal year 2007, the Chief Executive Officer will no longer participate in a separate annual incentive compensation plan, but will instead participate in the Company’s Annual Incentive Compensation Plan along with the other named executive officers.

Annual incentive bonuses are intended to compensate officers for the Company’s achievement of stated corporate goals, as well as for the executive’s achievement of individual performance objectives. These objectives vary depending on the individual executive, but generally relate to or otherwise support the key strategic corporate goals established by the Company for the fiscal year in question. The structure of the Annual Incentive Compensation Plan for each year, including the incentive formula, the performance measures, and the corporate and individual targets and objectives thereunder, are established and approved by the Committee during the first quarter of the year to which the bonuses relate.

The actual amount of each executive’s bonus under the Annual Incentive Compensation Plan, other than the Chief Executive Officer’s, is determined based on the Chief Executive Officer’s recommendations, as well as the Committee’s review of the Company’s level of achievement of the stated corporate goals and the executive’s achievement of his or her individual performance objectives for that year. This review is typically conducted during the first quarter following the completion of the fiscal year to which the bonuses relate. Annual incentive bonuses are ordinarily paid in a single installment immediately following this review.

Each named executive officer is eligible for an annual incentive bonus up to an amount equal to a specified percentage of such executive’s base salary. However, the Committee has the discretionary authority to increase or decrease the annual incentive bonus paid to the Company’s named executive officers and its other officers who participate in the Annual Incentive Compensation Plan. Target amounts payable under the Annual Incentive Compensation Plan are proportionate to each officer’s accountability for the Company’s business plans and range from 35% to 60% of the officer’s base salary. Under the Annual Incentive Compensation Plan for 2006 (the “2006 Plan”), the Committee targeted bonus amounts to be paid at (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, and

(c) 60% of base salary for the Company’s Executive Vice President. Historically, the Committee has fixed the maximum payout for any officers’ annual incentive bonus under the Annual Incentive Compensation Plan at 150% of the participant’s targeted bonus.

For a description of the Annual Compensation Plan for 2006, please see the discussion following the “Grants of Plan-Based Awards” table.

As noted above, the Company’s Chief Executive Officer did not participate in the 2006 Plan. Rather, he participated in a separate, CEO-specific annual incentive compensation plan pursuant to which his bonus was determined at the discretion of the Committee, and approved by the Board, taking into account factors such as the Company’s achievement of a number of key corporate strategic and financial objectives for the year in question. Pursuant to his original employment letter, the Chief Executive Officer is eligible for a targeted annual incentive bonus amount equal to 75% of his base salary (up to a maximum of 150% of his base salary). However, in 2007, the Committee elected to increase the Chief Executive Officer’s targeted annual incentive bonus amount to 90% of his base salary (although still capped by a maximum of 150% of his base salary). As noted above, this bonus shall be made pursuant to the Company’s Annual Incentive Compensation Plan for fiscal year 2007, similar to the other named executive officers.

In contrast to the 2006 Plan, the Annual Incentive Compensation Plan for 2007 (the “2007 Plan”) is comprised of three components: (1) a total corporate objectives component, which represents 50% of the 2007 Plan’s potential bonus payout (the “Corporate Component”), (2) a North American comparable shop retail sales increase component, which represents 20% of the 2007 Plan’s potential bonus payout (the “Sales Component”), and (3) an individual objective component, which represents the remaining 30% of the 2007 Plan’s potential bonus payout (the “Individual Component”).

Bonus awards pursuant to the Corporate Component of the 2007 Plan are based upon the Company’s achievement of an adjusted operating income target that is based on its budgeted operating income, excluding business transformation charges, of approximately $30 million for 2007 (the “Financial Target”). In addition, the Company Component contains a “2 for 1” enhancement feature whereby, for each 1% over the Financial Target achieved by the Company, an additional 2% is added to the target bonus award under the Company Component. Similarly, for each 1% that the Company falls short of the Financial Target, the target bonus award under the Company Component is reduced by 2%. The 2007 Plan specifically provides that no bonus awards are to be paid pursuant to the Company Component unless the Company achieves at least 80% of the Financial Target (the “Financial Target Threshold”).

Bonus awards pursuant to the Sales Component of the 2007 Plan are based upon the Company’s achievement of a 4% comparable shop retail sales increase in North America for 2007 (the “Sales Target”). The Sales Component also contains an enhancement feature whereby, for each point over the Sales Target achieved by the Company in North America, an additional 20% will be added to the target bonus award payable thereunder (up to a maximum of 160%). Similarly, for each 1% that the Company falls short of the Sales Target, the target bonus award under the Sales Component will be reduced by 10% (with no payout below a 1% increase in comparable shop retail sales in North America) (the “Sales Target Threshold”).

The objectives under the Individual Component are established by mutual agreement of the participant and his or her direct supervisor and must align with, and otherwise support and/or advance, the Company’s overall business strategy. The Committee has the discretionary authority to award a participant in excess of 100% of his or her target bonus payout under the Individual Component (subject to the maximum 150% overall bonus cap) in order to recognize a participant’s extraordinary achievement of his or her objectives under the Individual Component. Bonus awards pursuant to the Individual Component are not contingent upon the Company’s achievement of the Financial Target Threshold or the Sales Target Threshold.

The overall bonus target levels under the 2007 Plan are: (a) 35% of base salary for each of the Company’s Vice Presidents, (b) 50% of base salary for each of the Company’s Senior Vice Presidents, (c) 60% of base salary for the Company’s Executive Vice President, and (d) 90% of base salary for the Company’s Chief Executive Officer (subject to the above-described enhancement features under the Company Component and the Sales Component described above). The 2007 Plan provides for a maximum cap of 150% of a participant’s target bonus level, notwithstanding the above-described enhancement features.

The Committee oversees the 2007 Plan. All bonus awards made pursuant to the 2007 Plan are subject to the Committee’s approval. In addition, the Committee has sole authority to determine whether the Financial Target Threshold and the Sales Target Threshold have been achieved by the Company and, if so, the applicable bonus award percentages under the Company Component and the Sales Component resulting from the enhancement features described above. The 2007 Plan also provides the Committee with discretion to include or exclude extraordinary or unusual items in determining the level of achievement of the Financial Target and the Sales Target.

Long-Term Equity Incentive Compensation

The Committee believes that shareholder value is enhanced through an ownership culture that encourages long-term performance by the Company’s executives through the use of stock-based awards. In furtherance of this philosophy, the Company has adopted, and the Company’s shareholders have approved, the Stock Incentive Plan, which permits the grant of “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options (with or without stock appreciation rights), restricted stock awards, performance awards, or any combination of the foregoing. Incentive stock options and nonqualified stock options are granted at exercise prices equal to the closing market price on the date of grant.

The Stock Incentive Plan is designed to directly align the interests of the Company’s executives with those of its shareholders by rewarding the creation of shareholder value over the longer term. General stock option and restricted stock award grant guidelines have been established based on competitive practices of similarly-situated general industry and other retail companies, the executive’s position, and the ability to influence longer-term operating performance. In making grants of stock options and/or restricted stock awards, the Committee considers the performance of the Company since the last grant, the level of stock options and/or restricted stock awards previously granted to the executive, and the performance of the executive. It is the Committee’s belief that stock option and restricted stock grants provide the Company’s executives with a significant interest in the creation of shareholder value through long-term growth in the price of the Company’s Common Stock.

The Company does not have any pre-established policy regarding the proper mix of stock options and restricted stock to use for compensation of its executive officers. However, the Committee does consider compensation survey data and general market trends when determining the appropriate long-term equity incentive compensation to be provided by the Company to its executives, including the named executive officers, for any given year. In response to this data and market trends, the Committee has, in recent years, increased the percentage of each executive’s annual grant under the Company’s Stock Incentive Plan which consists of restricted stock. Equity awards for the past two years have been targeted at 50% stock options and 50% restricted stock (based upon the estimated fair value of the grants as calculated using the Black-Scholes valuation model). This 50/50 value mix of stock options and restricted stock is believed to strike the proper balance between (i) rewarding the creation of shareholder value through long-term stock price appreciation, (ii) minimizing shareholder dilution due to equity awards, and (iii) promoting retention of the executive through pro-rata time vesting of options and cliff-vesting of restricted stock.

The annual awards under the Stock Incentive Plan are typically granted on the date of the Board of Directors meeting that coincides with the Annual Meeting of Shareholders. This date has historically been within approximately one week following the Company’s earnings release for its then most recently completed fiscal quarter.

Options.    The Committee makes stock option grants to eligible employees on an annual basis pursuant to the Stock Incentive Plan. The Committee may also, in its discretion, grant stock option awards to an executive at the commencement of his or her employment and, occasionally, following a significant change in an executive’s job responsibilities, or otherwise to meet other special retention or performance objectives. The Committee reviews and approves stock option awards to executive officers (including the named executive officers other than the Chief Executive Officer) based upon the recommendations of the Company’s Chief Executive Officer, as well as a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In 2006, the named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan—Based Awards” below. These option grants have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, typically vest 20% per annum based upon continued employment over a five-year period, and generally expire ten years after the date of grant. Stock option awards granted to executives in fiscal year 2006 were in accordance with the targets and mix described above.

Restricted Stock.    In addition to stock option awards, the Committee makes restricted stock grants to eligible employees on an annual basis, also pursuant to the Stock Incentive Plan. The Committee may also, in its discretion, grant restricted stock awards to an executive at the commencement of his or her employment and, occasionally, following a significant change in an executive’s job responsibilities, or otherwise to meet other special retention or performance objectives. As in the case of stock option awards, the Committee reviews and approves restricted stock awards to executive officers (including the named executive officers other than the Chief Executive Officer) based upon the recommendations of the Company’s Chief Executive Officer, as well as a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In 2006, the named executive officers were awarded restricted stock in the amounts indicated in the section entitled “Grants of Plan—Based Awards” below. These restricted stock grants provide for cliff vesting on the seventh (7th) year anniversary of the date of grant (but are subject to accelerated vesting in increments of thirty-three and one-third percent (33 1/3%) of all such restricted shares on each anniversary of the date of grant if the total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the total shareholder return of the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) for the same period). Restricted stock awards granted to executives in fiscal year 2006 were in accordance with the targets and mix described above. In addition, the Chief Executive Officer received a supplemental grant of 50,000 shares of restricted stock and the other named executive officers received a supplemental grant of between 8,000 and 12,000 shares of restricted stock each (with the same vesting terms as the base awards) in recognition of the successful completion of the business restructuring that began in fiscal year 2003. The Committee may make similar supplemental awards in the future.

Retirement and Other Benefits

All salaried employees of the Company are eligible to participate in the Midas Savings Plan for Salaried Employees (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all salaried employees of the Company, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a pre-tax basis. The Company will match 100% of the first 6% of pay that is contributed to the Savings Plan after the first year of employment. All contributions to the Savings Plan, as well as any matching contributions, are fully vested upon contribution. All of the named executive officers participated in the Savings Plan in fiscal year 2006.

In addition, all salaried employees of the Company are eligible to participate in the Midas Retirement Income Plan (the “Retirement Plan”). In addition, the Company’s executive officers, including the named executive officers, are eligible to participate in the nonqualified Midas Executive Retirement Plan (the “ERP”) and the nonqualified Midas Supplemental Executive Retirement Plan (the “SERP”). For a description of the Retirement Plan and the SERP, please see the discussion following the Pension Benefits table below. For a description of the ERP, please see the discussion under the section entitled “Nonqualified Deferred Compensation” below.

Perquisites and Other Personal Benefits

The Company also provides the named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective to better enable the Company to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Each named executive officer is provided an automobile allowance (ranging from $18,600 to $33,600 per year), financial planning expense reimbursement (of up to $10,000 per year for the Chief Executive Officer and up to $5,000 per year for all other named executive officers), participation in the plans and programs described above, and medical, dental, life insurance and disability benefits, including reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans (of up to $6,000 per year). However, the Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for fiscal year 2006 are included in the column entitled “All Other Compensation” of the “Summary Compensation Table” appearing below.

Stock Ownership Guidelines

On November 8, 2005, the Committee ratified the Company’s adoption of an Executive Stock Ownership Policy. The purpose of this policy is to further align certain executive officers with the long-term success of the Company. The policy requires the executives referenced below to maintain ownership of the Company’s Common Stock (including restricted stock) in an amount equal to a multiple of such executive’s base salary, as follows:

Position	Required Multiple of Base Salary
Chief Executive Officer	4x
Executive or Senior Vice President	2x

Each affected executive is required to achieve his applicable required ownership level within five years of the commencement date of his employment (or, in the case of a promotion, five years from the date of promotion). Further, until such time as the executive achieves his applicable required ownership level, he is prohibited from selling 100% of any restricted shares that vest and 50% of any shares obtained upon exercise of stock options (other than as needed to cover the tax obligation arising from such vesting or exercise). As of the date of this proxy statement, all of the Company’s executive officers who are subject to the Executive Stock Ownership Policy are in full compliance with the policy’s terms and requirements. Notwithstanding, the Committee periodically monitors each affected executive officer’s continuing compliance with the Company’s Executive Stock Ownership Policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

In the performance of its duties, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. It is the current policy of the Committee that compensation payable to the named executive officers should generally meet the conditions required for full deductibility under Section 162(m). However, tax deductibility is not the only criterion the Committee considers when establishing compensation programs and strategy, and, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Committee believes that the desirability of preserving the tax deductibility of executive compensation, to the extent practicable, must be weighed against the importance of consistency with respect to the Company’s executive compensation philosophy and objectives, the needs of the Company, and shareholder interests. The Committee believes that the ability to exercise discretion in this area is in the best interests of the Company and its shareholders.

It was the view of the Committee that Mr. Feldman’s performance measures for 2006 were not best expressed as objective formulae and that the need to align Mr. Feldman’s performance measures with those of the Company outweighed the Company’s interest in ensuring that all of his compensation met the requirements of Section 162(m). Because the 2006 performance goals established for Mr. Feldman were subjective, the annual incentive bonus paid to him for 2006 is subject to the $1,000,000 deductibility limit under Section 162(m). As a result, that portion of Mr. Feldman’s compensation for 2006 in excess of $1,000,000 is not deductible by the Company.

The Committee believes that, for fiscal year 2007, the annual incentive bonus to be paid to Mr. Feldman will be performance-based and, therefore, should meet the conditions required for deductibility under Section 162(m).

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes that it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005, including Section 409A of the Internal Revenue Code of 1986, as amended. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Beginning on January 1, 2006, the Company began accounting for stock-based compensation paid to its executives under the Stock Incentive Plan in accordance with the requirements of Statement of Financial Accounting Standard No. 123R.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s 2007 proxy statement and its incorporation by reference into the Company’s 2006 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Thomas L. Bindley, Chairman
Archie R. Dykes
Jarobin Gilbert, Jr.
Diane L. Routson
Robert R. Schoeberl

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, its Chief Financial Officer and its three other most highly compensated executive officers. These officers are referred to herein, collectively, as the “named executive officers”.

The Company has not entered into any employment-related agreements with any of the named executive officers, other than those set forth below the Summary Compensation Table.

When setting total compensation for each of the named executive officers, the Committee reviews tally sheets which show the executive’s past and current compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans.

Based on the base salary of the named executive officers for fiscal year 2006 and the estimated fair value (calculated using the Black-Scholes valuation model) of equity awards granted to them during fiscal year 2006: (a) “salary” accounted for approximately 28%, and cash incentive compensation accounted for approximately 13%, of the total compensation of each named executive officer that was a Senior Vice President, (b) “salary” accounted for approximately 28%, and cash incentive compensation accounted for approximately 13%, of the total compensation of the named executive officer that was an Executive Vice President, and (c) “salary” accounted for approximately 18%, and cash incentive compensation accounted for approximately 13%, of the total compensation of the Chief Executive Officer. Because the value of certain equity awards included below is based on the SFAS 123R expense rather than the estimated fair value, these percentages may not be derivable using the amounts reflected in the table below.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Alan D. Feldman Chairman, President and CEO	2006	725,000		500,000	513,174	963,626	—	66,536	63,625	2,831,961

William M. Guzik Executive Vice President and CFO	2006	277,500	(e)	—	243,201	208,760	133,962	32,816	42,870	939,109

John A. Warzecha Senior Vice President, Franchise Operations and Sales	2006	250,000		—	103,844	162,394	110,813	61,389	38,956	727,396

Alvin K. Marr Senior Vice President, General Counsel and Secretary	2006	205,000		—	91,813	123,620	95,479	16,115	36,900	568,927

Frederick W. Dow, Jr. Senior Vice President and Chief Marketing Officer	2006	250,000		—	131,494	144,459	109,688	27,895	47,296	710,832

(a)	Represents the 2006 amortization expense as determined using the fair market value of the Company’s Common Stock based on the closing price on the date of grant. This amount includes the expense related to current year and prior year grants and is reported in the Company’s financial statements contained in its 2006 Annual Report on Form 10-K on page F-29, footnote 10.
(b)	Represents the 2006 amortization expense as calculated using the Black-Scholes valuation model under SFAS 123R assuming that time vesting is achieved. This amount includes the expense related to current year and prior year grants and is reported in the Company’s financial statements contained in its 2006 Annual Report on Form 10-K on page F-29, footnote 10.
(c)	Includes the following items:

Name	Registrant Contributions to ERP ($)	Non-Qualified Above-Market Earnings ($)	Increase in Present Value of Pension ($)	Increase in Present Value of SERP ($)	Total ($)
Alan D. Feldman	—	—	11,890	54,646	66,536
William M. Guzik	13,213	3,228	7,911	8,464	32,816
John A. Warzecha	11,875	4,739	12,242	32,533	61,389
Alvin K. Marr	5,125	304	6,282	4,404	16,115
Frederick W. Dow, Jr.	—	—	18,247	9,648	27,895

(d) Includes the following items:

Name	Auto Allowance ($)	Excess Medical ($)(1)	Registrant Contributions to Savings Plan ($)	Other ($)(2)	Total ($)
Alan D. Feldman	33,600	6,000	13,200	10,825	63,625
William M. Guzik	19,725	6,000	13,200	3,945	42,870
John A. Warzecha	18,600	6,000	13,200	1,156	38,956
Alvin K. Marr	18,600	6,000	12,300	—	36,900
Frederick W. Dow, Jr.	18,600	6,000	13,200	9,496	47,296

(1)	These amounts represent the maximum annual reimbursement of medical and dental expenses not otherwise covered by the Company’s medical and dental plans. This reimbursement is only offered to the Senior Vice Presidents, Executive Vice President and Chief Executive Officer of the Company.
(2)	These amounts include the payment of or reimbursement by the Company of financial planning related fees, spousal travel, airline membership dues and tax gross-up amounts related to these items.

(e)	This amount represents the salary actually earned by Mr. Guzik for 2006. His annual salary was increased from $275,000 to $295,000 on November 15, 2006.

Agreements with Named Executive Officers

Employment Agreements

The Company does not have any formal employment agreements with any of its named executive officers. Rather, the terms of their respective employment with the Company were initially established pursuant to either original employment letters or informal promotion letters from the Company and are currently set on an annual basis by mutual agreement of the Board of Directors (or the Committee, in the case of the Chief Executive Officer) and each individual executive. These executives are generally entitled to the salary, incentive bonus and other benefits described in the Summary Compensation Table, subject, in each case, to yearly increase or decrease at the discretion of the Committee or the Board of Directors.

Severance Agreements

In October 2002, immediately following the resignation of the Company’s former Chairman and Chief Executive Officer, the Board of Directors approved special retention packages for certain of the Company’s key executive officers, including Messrs. Guzik, Marr and Warzecha, whose continued services were identified by the Board of Directors as critical to a successful management transition. Each package provides for, among other things, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following the executive officer’s termination without cause at any time in the future. The executive officer would not be entitled to the severance payment or benefits if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below.

Employment Letters

As noted above, the Company does not have any formal employment agreements with any of its named executive officers. However, certain of the named executive officers—namely, Messrs. Feldman and Dow—received employment letters from the Company at the commencement of their employment. These letters, which are described below, not only set forth the initial compensation to be provided by the Company to each of those executives, but also contained certain agreements by the Company.

Feldman Employment Letter.    On January 13, 2003, Mr. Feldman received an employment letter from the Company confirming his employment as Chief Executive Officer beginning on January 9, 2003. As set forth in the letter, Mr. Feldman’s annual base salary was initially established at the rate of $650,000, which amount was consistent with what the Committee, in consultation with the Company’s outside executive compensation consultants, Watson Wyatt Worldwide, deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Chief Executive Officer. Mr. Feldman’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 75% of his annual base salary (subsequently increased to 90% in 2007), with a maximum incentive opportunity of one hundred fifty percent (150%) of annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Feldman was granted (a) stock options to purchase 500,000 shares of the Company’s Common Stock, which options vest ratably over a five year period, and (b) 150,000 shares of restricted stock of the Company, which shares cliff vest on the fifth anniversary of his employment commencement date (but are subject to the Board of Director’s discretionary right to accelerate vesting of such restricted shares in 50,000 share increments on each anniversary of the date of grant if the total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the total shareholder return of the S&P 500 Index for the same period).

In addition to the foregoing, Mr. Feldman’s employment letter provided him with a severance package whereby, in the event of any involuntary termination of his employment without cause at any time in the future, he would be entitled to (a) 24 months of base salary continuation (excluding automobile allowance), and (b) continuation of executive medical, dental and basic life insurance benefits for the same period. Mr. Feldman would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Feldman’s employment letter.

Dow Employment Letter.    On June 13, 2003, Mr. Dow received an employment letter from the Company confirming his employment as Senior Vice President and Chief Marketing Officer beginning on June 13, 2003. As set forth in the letter, Mr. Dow’s annual base salary was initially established at the rate of $225,000, which amount was consistent with what the Committee deemed necessary and appropriate to attract and retain this qualified executive to assume the position of Senior Vice President and Chief Marketing Officer. Mr. Dow’s employment letter also provided that he is eligible to receive an annual incentive bonus targeted at 50% of his annual base salary. In addition, as a material inducement to his acceptance of employment with the Company, Mr. Dow was granted (a) stock options to purchase 60,000 shares of the Company’s Common Stock, which options vest ratably over a five year period, and (b) 10,000 shares of restricted stock of the Company, which shares vest ratably over a four year period.

In addition to the foregoing, the employment letter provided to Mr. Dow a severance package whereby, in the event of any involuntary termination of his employment (excluding engagement in gross conduct injurious to the Company) at any time in the future, he would be entitled to (1) a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and (2) reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination. Mr. Dow would not be entitled to the foregoing severance payments if the termination also triggers the three-year severance payment provided for under the Change in Control Agreements described below. Other ancillary employment benefits, such as an automobile allowance, financial planning expense reimbursement, and participation in the Company’s health plan, executive medical and dental reimbursement program, executive life insurance program, executive disability program and executive retirement program, were also specifically set forth in Mr. Dow’s employment letter.

Change in Control Agreements

The Company has entered into Change in Control Agreements with each of the named executive officers. The Change in Control Agreements were a result of a determination by the Board that it is important and in the best interests of the Company and its shareholders to ensure that, in the event of a possible change in control of the Company, the stability and continuity of management continues unimpaired, free of the distractions incident to any such possible change in control.

For purposes of the Change in Control Agreements, a “change in control” includes (1) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets, other than a transaction in which the beneficial owners of the Company’s Common Stock prior to the transaction own at least two-thirds of the voting securities of the Company resulting from such transaction, no person owns 25% or more of the voting securities of the Company resulting from such transaction and the members of the Company’s Board of Directors constitute at least a majority of the members of the Board resulting from such transaction, (2) the consummation of a plan of complete liquidation or dissolution of the Company, (3) the acquisition by any person or group of 25% or more of the Company’s voting securities, or (4) persons who were directors of the Company on January 30, 1998 (or their successors as approved by a majority of the members of the Board) cease to constitute a majority of the Company’s Board.

Benefits are payable under the Change in Control Agreements only if a change in control has occurred and within three years thereafter the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other “good reason” as defined in the Change in Control Agreements. The principal benefits to be provided to officers under the Change in Control Agreements are (i) a lump sum payment equal to three years’ compensation (base salary and incentive compensation), and (ii) continued participation in the Company’s employee benefit programs or equivalent benefits for three years following termination. The Change in Control Agreements provide that, if separation payments thereunder, either alone or together with payments under any other plan of the Company, would constitute a “parachute payment” as defined in the Internal Revenue Code of 1986, as amended, and, therefore, subject the officer to the excise tax imposed by Section 4999 of the Code, the Company will pay such tax and any taxes on such payment.

The Change in Control Agreements are not employment agreements and do not impair the right of the Company to terminate the employment of the officer with or without cause prior to a change in control, or the right of the officer to voluntarily terminate his employment at any time.

GRANTS OF PLAN—BASED AWARDS

The following table provides information regarding plan-based awards under the Company’s Stock Incentive Plan (described above) granted during fiscal 2006 to the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(b)	All Other Options Awards Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards ($)(d)
		Threshold ($)(a)	Target ($)	Maximum ($)
Alan D. Feldman	5/9/2006	N/A	543,750	815,625	100,000	50,000	21.74	2,626,000

William M. Guzik	5/9/2006	59,824	142,438	213,656	20,000	8,000	21.74	507,120

John A. Warzecha	5/9/2006	52,500	125,000	187,500	16,000	8,000	21.74	420,160

Alvin K. Marr	5/9/2006	43,050	102,500	153,750	16,000	8,000	21.74	420,160

Frederick W. Dow, Jr.	5/9/2006	52,500	125,000	187,500	16,000	8,000	21.74	420,160

(a)	Represents the minimum amount payable under the 2006 Corporate Component assuming the minimum 2006 Financial Target Threshold is achieved and no amount is awarded under the 2006 Individual Component.
(b)

Represents the number of shares of the Company’s restricted stock awarded to the named executive officer. These shares vest on the 7th anniversary of the date of grant. However, an amount equal to 33 1/3% of all of the shares shall immediately vest on each anniversary of the date of grant if, on such anniversary date, the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period. Dividends are paid on restricted stock at the times and in the same amounts as dividends are paid to all shareholders.

(c)	Represents the number of options to purchase the Company’s Common Stock awarded to the named executive officer. These options vest in five equal installments commencing on the first anniversary of the date of grant. The exercise price is the closing price of the Company’s Common Stock on the date of grant, which was $21.74 per share.
(d)	Calculated pursuant to SFAS 123R. The value of each share of the Company’s restricted stock was $21.74, the closing price of the Company’s Common Stock on the date of grant, and the value of each option to purchase the Company’s Common Stock using the Black-Scholes valuation model was $9.04.

Annual Incentive Compensation Plan for 2006

The Annual Incentive Compensation Plan for 2006 (the “2006 Plan”) consisted of two parts—a corporate objective component and an individual objective component. As a result, a portion of each executive’s annual bonus was contingent upon the Company’s achievement of established corporate goals, while the remaining portion was based upon the executive’s accomplishment of individual performance objectives.

Under the 2006 Plan, 70% of the participant’s targeted bonus amount was based upon the Company’s adjusted operating income performance relative to pre-established targets (the “2006 Corporate Component”), while the remaining 30% was based upon the participant’s achievement of individual performance objectives (the “2006 Individual Component”). The 2006 Corporate Component contained a “2 for 1” feature whereby, for each 1% over the operating income performance target achieved by the Company, an additional 2% was added to the target bonus award under the 2006 Corporate Component (up to a maximum of 150% of the participant’s targeted bonus). Similarly, for each 1% that the Company fell short of the operating income performance target, the target bonus award under the 2006 Corporate Component was reduced by 2%. The 2006 Plan specifically provided that no bonus awards were to be paid pursuant to the 2006 Corporate Component unless the Company achieved at least 80% of the operating income performance target (the “2006 Financial Target Threshold”).

As a result of the actual adjusted operating income achieved by the Company in 2006 and the “2 for 1” feature described above, the Board of Directors determined that the performance criteria under the 2006 Corporate Component of the 2006 Plan had been achieved at 91.5% of the potential payout. In addition, the Board determined that the performance criteria under the 2006 Individual Component for the named executive officers other than the Chief Executive Officer had been achieved between 79% and 100% (depending on the executive) of the potential payout.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR END

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 30, 2006.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)
Alan D. Feldman	300,000 30,000 20,000 — 10,000 —	200,000 20,000 30,000 80,000 40,000 50,000	6.77 8.09 18.65 18.65 22.17 21.74	1/9/2013 5/8/2013 5/11/2014 5/11/2014 5/10/2015 5/9/2016	50,000 3,750 13,333 50,000 100,000 —	1,150,000 86,250 306,659 1,150,000 2,300,000 —

Subtotals	360,000	420,000			217,083	4,992,909

William M. Guzik	10,000 20,000 26,000 8,000 7,000 1,600 —	— — 10,000 16,000 10,500 6,400 8,000	14.88 10.01 13.40 8.09 18.65 22.17 21.74	8/14/2010 11/8/2011 5/9/2012 5/8/2013 5/11/2014 5/10/2015 5/9/2016	2,500 4,166 8,000 8,000 20,000 20,000 —	57,500 95,818 184,000 184,000 460,000 460,000 —

Subtotals	72,600	50,900			62,666	1,441,318

John A. Warzecha	27,190 20,000 10,000 15,000 18,000 7,000 1,600 —	— — — — 12,000 10,500 6,400 8,000	14.42 22.00 14.88 10.01 8.09 18.65 22.17 21.74	5/1/2007 9/17/2008 8/14/2010 11/8/2011 5/8/2013 5/11/2014 5/10/2015 5/9/2016	4,166 8,000 8,000 16,000 — — — —	95,818 184,000 184,000 368,000 — — — —

Subtotals	98,790	36,900			36,166	831,818

Alvin K. Marr	4,000 8,000 4,000 4,000 2,300 1,600 —	— — 4,000 8,000 6,900 6,400 8,000	12.60 10.01 13.40 8.09 18.65 22.17 21.74	7/1/2011 11/8/2011 5/9/2012 5/8/2013 5/11/2014 5/10/2015 5/9/2016	1,250 2,833 8,000 4,000 16,000 — —	28,750 65,159 184,000 92,000 368,000 — —

Subtotals	23,900	33,300			32,083	737,909

Frederick W. Dow, Jr.	36,000 7,000 1,600 — —	24,000 10,500 6,400 8,000 —	11.06 18.65 22.17 21.74	6/13/2013 5/11/2014 5/10/2015 5/9/2016	2,500 4,166 8,000 8,000 16,000	57,500 95,818 184,000 184,000 368,000

Subtotals	44,600	48,900			38,666	889,318

(a)	The following chart sets forth the vesting information with respect to the unexercisable stock option awards held by the named executive officers as of December 30, 2006:

	No. of Unexercisable Options Held on December 30, 2006	Vesting
Alan D. Feldman	200,000	100,000 on January 9, 2007 and 2008
	20,000	10,000 on May 8, 2007 and 2008
	30,000	10,000 on May 11, 2007, 2008 and 2009
	80,000	May 11, 2008
	40,000	10,000 on May 10, 2007, 2008, 2009 and 2010
	50,000	10,000 on May 9, 2007, 2008, 2009, 2010 and 2011

420,000

William M. Guzik	10,000	May 9, 2007
	16,000	8,000 on May 8, 2007 and 2008
	10,500	3,500 on May 11, 2007, 2008 and 2009
	6,400	1,600 on May 10, 2007, 2008, 2009 and 2010
	8,000	1,600 on May 9, 2007, 2008, 2009, 2010 and 2011

50,900

John A. Warzecha	12,000	6,000 on May 8, 2007 and 2008
	10,500	3,500 on May 11, 2007, 2008 and 2009
	6,400	1,600 on May 10, 2007, 2008, 2009 and 2010
	8,000	1,600 on May 9, 2007, 2008, 2009, 2010 and 2011

36,900

Alvin K. Marr	4,000	May 9, 2007
	8,000	4,000 on May 8, 2007 and 2008
	6,900	2,300 on May 11, 2007, 2008 and 2009
	6,400	1,600 on May 10, 2007, 2008, 2009 and 2010
	8,000	1,600 on May 9, 2007, 2008, 2009, 2010 and 2011

33,300

Frederick W. Dow, Jr.	24,000	12,000 on June 13, 2007 and 2008
	10,500	3,500 on May 11, 2007, 2008 and 2009
	6,400	1,600 on May 10, 2007, 2008, 2009 and 2010
	8,000	1,600 on May 9, 2007, 2008, 2009, 2010 and 2011

48,900

(b)	The following chart sets forth the vesting information with respect to the restricted stock awards held by the named executive officers as of December 30, 2006:

	No. of Restricted Shares Held on December 30, 2006	Vesting
Alan D. Feldman	50,000	January 9, 2008
	3,750	May 8, 2007
	13,333	May 11, 2009 (1)
	50,000	May 10, 2012 (2)
	100,000	May 9, 2013 (3)

217,083

William M. Guzik	2,500	May 8, 2007
	4,166	May 11, 2009 (1)
	8,000	May 11, 2008
	8,000	May 10, 2012 (2)
	20,000	May 10, 2009
	20,000	May 9, 2013 (3)

62,666

	No. of Restricted Shares Held on December 30, 2006	Vesting
John A. Warzecha	4,166	May 11, 2009 (1)
	8,000	May 11, 2008
	8,000	May 10, 2012 (2)
	16,000	May 9, 2013 (3)

36,166

Alvin K. Marr	1,250	June 13, 2007
	2,833	May 11, 2009 (1)
	12,000	May 10, 2012 (2)
	16,000	May 9, 2013 (3)

32,083

Frederick W. Dow, Jr.	2,500	June 13, 2007
	4,166	May 11, 2009 (1)
	8,000	May 11, 2008
	8,000	May 10, 2012 (2)
	16,000	May 9, 2013 (3)

38,666

(1)	Vesting of one-half of these shares shall accelerate on one or more of May 11, 2007 and 2008 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period.
(2)	Vesting of one-third of these shares shall accelerate on one or more of May 10, 2007, 2008, 2009, 2010, and 2011 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period.
(3)	Vesting of one-third of these shares shall accelerate on one or more of May 9, 2007, 2008, 2009, 2010, 2011 and 2012 if the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period.

(c)	Based on $23.00, which was the closing price of the Company’s Common Stock on December 29, 2006, as reported for New York Stock Exchange Composite Transactions.

OPTIONS EXERCISED AND RESTRICTED STOCK VESTED

The table below sets forth the number of shares issued upon option exercises, the value realized on option exercises, the number of shares of restricted stock vested, and the realized value upon vesting of the restricted stock by our named executive officers during fiscal year 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan D. Feldman	—	—	3,750	84,712
William M. Guzik	—	—	2,500	56,475
John A. Warzecha	19,940	104,318	—	—
Alvin K. Marr	—	—	1,250	28,237
Frederick W. Dow, Jr.	—	—	2,500	46,825

PENSION BENEFITS

The table below sets forth the present value of accumulated benefits payable to each of our named executive officers and the number of years of service credited to each such executive, under the respective retirement plan.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Alan D. Feldman	Midas Retirement Income Plan Midas Supplemental Executive Retirement Plan	4.0 4.0		42,408 165,008	— — —

William M. Guzik	Midas Retirement Income Plan Midas Supplemental Executive Retirement Plan	7.0 7.0		48,402 24,644	— — —

John A. Warzecha	Midas Retirement Income Plan Midas Supplemental Executive Retirement Plan	20.0 20.0	(b) (b)	269,964 103,323	— — —

Alvin K. Marr	Midas Retirement Income Plan Midas Supplemental Executive Retirement Plan	9.5 9.5		43,450 6,750	— — —

Frederick W. Dow, Jr.	Midas Retirement Income Plan Midas Supplemental Executive Retirement Plan	3.5 3.5		44,624 25,685	— — —

(a)	Actuarial assumptions used in calculating the present value of accumulated benefit are described in the Company’s financial statements on Form 10-K on page F-27, footnote 9.
(b)	Although Mr. Warzecha has been employed by the Company for 33 years, his number of years of credited service is 20 years because, under each of the retirement plans, the maximum number of years of credited service is 20 years.

Retirement Income Plan

Under the Midas Retirement Income Plan (the “Retirement Plan”), full or part-time employees working for the Company, including the named executive officers, who have completed five years of employment with the Company earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. Retirement benefits are generally calculated as the product of 1.0% times the years of service (up to a maximum of 20 years) multiplied by the greater of the employee’s highest average annual earnings (i.e., base salary and bonus) over either the last 60 consecutive months worked or the highest five consecutive calendar years out of the last 10 calendar years worked for the Company (the “Applicable Average Earnings”).

If the employee retires between the ages of 55 and 64, the amount of benefits to which he or she is entitled under the Retirement Plan is reduced. Specifically, if the employee reaches age 55 when he or she leaves the Company and has completed at least 20 years of credited service, the benefit reduction is 4% for each year that payments start before age 65. As a result, the 20+ year employee would be entitled to 60% of the accrued benefits if he or she retires at age 55. However, the applicable benefit reduction for each year that payments start before age 65 becomes even greater (i.e., between 4% and 11% per year) if the employee leaves the Company before reaching age 55 or has completed less than 20 years of credited service with the Company.

Benefits in excess of the amounts payable pursuant to IRS Regulations are covered under the Midas Supplemental Executive Retirement Plan described below.

As of December 31, 2006, the named executive officers were entitled to the following accrued benefits under the Retirement Plan (reflected as a percentage of Applicable Average Earnings and based upon the number of years of credited service with the Company as of December 31, 2006): Alan D. Feldman—0%; William M. Guzik—7%: John A. Warzecha—20%; Alvin K. Marr—9%; and Frederick W. Dow, Jr.—0%.

Supplemental Executive Retirement Plan

The Company’s executives, including the named executive officers, are eligible to participate in the nonqualified Midas Supplemental Executive Retirement Plan (the “SERP”). The supplemental pension benefit payable under the SERP is based on that portion of the executive officer’s pensionable earnings that exceeds the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. This benefit is determined by using the same formula used to calculate benefits under the Retirement Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company’s executives, including the named executive officers, are eligible to participate in the nonqualified Midas Executive Retirement Plan (the “ERP”). Pursuant to the ERP, an executive can defer up to 15% of his or her base salary and annual incentive bonus to the ERP on a pre-tax basis. The Company will match 100% of the first 6% of pay that is contributed to the ERP, but only to the extent that the Company’s match to the executive under the Savings Plan is less than 6% of the executive’s base salary and annual incentive bonus. In other words, the combined Company match to the Savings Plan and the ERP cannot exceed 6% of the executive’s pay (base salary plus incentive compensation). The investment income under the ERP is calculated quarterly using the prime rate of interest on the first day of January and July of each applicable calendar year. The ERP is unfunded.

Deferral elections are made by eligible executives in November of each year for amounts to be earned in the following year. Benefits under the ERP will be paid no earlier than at the beginning of the year following the executive’s retirement or termination. However, upon a showing of financial hardship and receipt of approval from the Committee, an executive may be allowed to access funds in his or her deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination. Benefits can be received either as a lump sum or in annual installments, or a combination thereof.

The Company is in the process of reviewing the terms of the ERP and intends to make such changes to the plan as are necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Nonqualified Deferred Compensation Table

The following table summarizes contributions made to, earnings on and withdrawals from the Midas Executive Retirement Plan (the “ERP”).

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(a)	Aggregate Earnings in Last FY ($)(b)	Aggregate Withdrawals and Distributions ($)	Aggregate Balance at Last FYE ($)
Alan D. Feldman	—	—	—	—	—
William M. Guzik	34,445	13,213	12,348	—	187,509
John A. Warzecha	37,500	11,875	18,202	—	266,585
Alvin K. Marr	11,275	5,125	801	—	17,201
Frederick W. Dow, Jr.	—	—	—	—	—

(a)	These amounts are included in the named executive officer’s compensation for the current year as reported in the Summary Compensation Table.
(b)	This amount represents aggregate earnings in 2006. The portion that constitutes above-market earnings is included in the named executive officer’s compensation for the current year as reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary setting forth potential payments payable to the named executive officers upon termination of employment or a change in control of the Company under their current employment arrangements and our other compensation programs. Specifically, compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of December 30, 2006, and, therefore, includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s Common Stock and the executive’s age.

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•

option grants received under the Stock Incentive Plan which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable Nonqualified Stock Option Agreement);

•	restricted stock grants received under the Stock Incentive Plan which have already vested prior to the date of termination;

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s Savings Plan, ERP, Retirement Plan and SERP.

Payments Made Upon Involuntary Termination Without Cause

As a result of original employment letters (in the case of Messrs. Feldman and Dow) and severance agreements (in the case of Messrs. Guzik, Marr and Warzecha) entered into by the Company with the named executive officers, in the event that a named executive officer’s employment is involuntarily terminated without cause (and, in the case of Mr. Dow, excluding engagement in gross conduct injurious to the Company), the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	in the case of Mr. Feldman, 24 months of base salary continuation (excluding automobile allowance), and continuation of executive medical, dental and basic life insurance benefits for the same period;

•

in the case of Mr. Dow, a lump sum payment equal to 12 months of base salary (excluding automobile allowance), and reimbursement for COBRA coverage (medical and dental) for a 12-month period immediately following termination; and

•

in the case of Messrs. Guzik, Marr and Warzecha, a severance payment in an amount equal to one year’s base salary and continuation of executive medical, dental and basic life insurance benefits for the one-year period immediately following termination.

Table of Payments Upon Involuntary Termination Without Cause

Name	Base Salary ($)	Life, Medical, Dental, Accident & Disability Insurance ($)	Total ($)
Alan D. Feldman	1,450,000	57,480	1,507,480
William M. Guzik	295,000	24,325	319,325
John A. Warzecha	250,000	18,635	268,635
Alvin K. Marr	205,000	18,100	223,100
Frederick W. Dow, Jr.	250,000	15,116	265,116

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	all then outstanding unvested options will immediately and automatically vest and be exercisable, and he will retain such options for the remainder of the options’ then outstanding ten-year term;

•	all then outstanding shares of restricted stock which were issued prior to fiscal year 2006 will immediately and automatically vest;

•

he will have the right to continue receiving, at his own expense, health and welfare benefits until he reaches age 65, as well as health, prescription and medical benefits for his dependents, as applicable; and

•	he will have the right to continue receiving, at his own expense, life insurance benefits until his death.

Mr. Warzecha is the only named executive who was eligible to receive immediate retirement benefits as of December 30, 2006. If Mr. Warzecha had retired on December 30, 2006, the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options minus the exercise price) of the unvested stock options that would have become exercisable is $239,987 and the intrinsic value of the restricted stock that would have immediately vested is $463,818. His annual payments under the Retirement Plan would be $30,498 and his annual payments under the SERP would be $11,672. Mr. Warzecha would also be entitled to the amount in his nonqualified deferred compensation account, which was $266,585 at December 30, 2006.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	all then outstanding unvested options will immediately and automatically vest and be exercisable (subject to the terms of the applicable Nonqualified Stock Option Agreement);

•	all then outstanding shares of restricted stock which were issued prior to fiscal year 2006 will immediately and automatically vest; and

•	he will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Table of Payments Upon Death

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options minus the exercise price) of equity awards that would be exercisable or vested if the named executive had died on December 30, 2006.

Name	Life Insurance ($)	Stock Options ($)	Restricted Stock ($)	Total ($)
Alan D. Feldman	2,000,000	4,118,900	2,692,909	8,811,809
William M. Guzik	885,000	395,627	981,318	2,261,945
John A. Warzecha	750,000	239,987	463,818	1,453,805
Alvin K. Marr	615,000	203,087	369,909	1,187,996
Frederick W. Dow, Jr.	750,000	347,627	521,318	1,618,945

Table of Payments Upon Permanent Disability

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options minus the exercise price) of equity awards that would be exercisable or vested if the named executive had been permanently disabled on December 30, 2006. For these purposes, “permanent disability” generally means total disability, resulting in the officer being unable to perform his job as determined by CIGNA, the Company’s life and disability insurance provider.

Name	Disability ($)(a)	Stock Options ($)	Restricted Stock ($)	Total ($)
Alan D. Feldman	1,743,104	4,118,900	2,692,909	8,554,913
William M. Guzik	1,691,265	395,627	981,318	3,068,210
John A. Warzecha	750,008	239,987	463,818	1,453,813
Alvin K. Marr	1,243,500	203,087	369,909	1,816,496
Frederick W. Dow, Jr.	844,201	347,627	521,318	1,713,146

(a)	This amount represents the present value (at a rate of 5.984%) of the long-term disability payments that would be paid to the named executive officer until he reaches the retirement age of 65.

Payments Made Upon a Change in Control

The Company has entered into Change in Control Agreements with each of the named executive officers. Pursuant to these agreements, if a named executive officer is terminated following a change in control (as defined under the Change in Control Agreements), other than for cause or by reason of death or disability, or if the executive terminates his employment in certain qualifying circumstances defined as “good reason” under the Change in Control Agreements, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	he will receive a lump sum payment equal to three years’ compensation (base salary and incentive compensation);

•	he will receive a payment equal to the amount of any parachute payment excise tax and any additional taxes resulting from such severance compensation;

•	he will continue to participate in the Company’s employee benefit programs or equivalent benefits for three years following termination;

•	all then outstanding unvested options will immediately and automatically vest and be exercisable, and he will retain such options for the remainder of the options’ then outstanding ten-year term; and

•	all then outstanding shares of restricted stock will immediately and automatically vest.

A more detailed discussion of the terms and provisions of the Change in Control Agreements is provided under the heading “Agreements with Named Executive Officers” above.

Table of Potential Payments Upon Change in Control

Name	Base Salary ($)	Non-Equity Incentive Compensation ($)	Long Term Incentive Compensation ($)	Life, Medical, Dental, Accident & Disability Insurance ($)	Executive Benefits ($)(a)	Pension and Retirement Plans ($)	Subtotal ($)	Parachute Payment Excise Tax and Related Tax Gross-up ($)(b)	Total ($)
Alan D. Feldman	2,175,000	1,500,000	2,626,000	95,904	100,800	158,737	6,656,441	2,475,509	9,131,950

William M. Guzik	885,000	401,886	507,120	82,041	82,800	30,951	1,989,798	688,998	2,678,796

John A. Warzecha	750,000	332,439	420,160	64,905	55,800	—	1,623,304	558,682	2,181,986

Alvin K. Marr	615,000	286,437	420,160	61,974	55,800	15,719	1,455,090	525,926	1,981,016

Frederick W. Dow, Jr.	750,000	329,064	420,160	80,370	55,800	60,268	1,695,662	643,701	2,339,363

(a)	This amount represents the named executive officer’s 2007 auto allowance multiplied by three years, as provided in his Change in Control Agreement.
(b)	This calculation assumes a gross-up percentage on excise tax of 246.091245%.

NON-MANAGEMENT DIRECTORS’ COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of its Board members. Directors are not subject to a minimum share ownership requirement.

The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) has responsibility for recommending, and periodically reviewing the appropriateness of, the compensation program for Board members. The Nominating Committee believes that total director compensation should be competitive with the compensation paid to directors of companies with characteristics similar to those of the Company.

Cash Compensation Paid to Board Members

Prior to the fourth quarter of fiscal year 2006, members of the Board of Directors who were not employees of the Company were entitled to receive an annual cash retainer of $25,000 and an attendance fee of $1,000 per

Board or Board committee meeting. The Company’s Lead Director also received an annual supplemental director fee of $25,000 in addition to the annual cash retainer. In addition to the annual cash retainer, each director who served as a committee chairperson also received a committee chairperson fee of $5,000 annually. Directors who are employees of the Company received no compensation for their services as directors.

In fiscal year 2006, the Nominating Committee determined that it made practical business sense to modify the structure of the Company’s director compensation program. As a result, the Nominating Committee established a new flat fee compensation structure for the Company’s directors, which became effective in the fourth quarter of fiscal year 2006. Under this new structure, commencing in 2007, the Lead Director receives an annual retainer of $70,000 as director compensation, each director who is a committee chairperson receives an annual retainer of $50,000 as director compensation, and each director who is neither the Lead Director nor a committee chairperson receives an annual retainer of $45,000 as director compensation. No additional fees are paid for meeting attendance.

Stock-Based Compensation

In addition to the fees described above, each director receives an Annual Director Restricted Stock Award under the Stock Incentive Plan. Currently, the Annual Director Restricted Stock Award consists of 1,000 restricted shares of Common Stock of the Company. These restricted shares cliff vest on the seventh anniversary of the date of grant. However, an amount equal to 33 1/3% of all of the shares granted shall immediately vest on each anniversary of the date of grant if, on such anniversary date, the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period. In the event of a Change in Control (as defined in the Stock Incentive Plan), each restricted share will vest and, in certain cases, will be settled in cash by the Company. The Company’s current policy is to issue these awards simultaneously with the annual issuance of awards to executives under the Stock Incentive Plan.

Directors’ Deferred Compensation Plan

Pursuant to the Midas, Inc. Directors’ Deferred Compensation Plan, non-management directors may elect to defer receipt of all or a portion of his or her cash-based director compensation from the Company until a future date. The plan also allows non-management directors to have all or a portion of his or her cash-based director compensation from the Company paid in the form of shares of the Company’s Common Stock.

Each non-management director who elects to defer receipt of his or her cash-based director compensation has the option of being credited with either share units (in the Company’s Common Stock) or cash units. The number of share units to which the participating director is entitled will be determined based upon the dollar amount deferred and the closing price of the Company’s Common Stock on the date that the cash-based compensation would otherwise have been paid to the director. Cash units under the plan accrue interest compounded monthly at the prime rate.

Amounts deferred under this plan are distributed to each non-management director on such future date or dates specified by such director on his or her payment election form, but in no event earlier than two calendar years from the last day of the plan year for which deferrals are made. The non-management director may elect to have payments made in a single lump-sum payment or up to a maximum of ten substantially equal annual installments.

The plan is intended to operate in full compliance with the insider trading liability rules under Section 16 of the Securities Exchange Act of 1934.

No directors are currently participating in this plan.

Non-Management Directors’ Compensation Table

The following table summarizes the fees and other compensation that the Company’s directors (other than those who are named executive officers) earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal year 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)(c)(d)	Option Awards ($)(b)(c)(d)	Total ($)
Robert R. Schoeberl	73,000	24,907	9,179	107,086
Thomas L. Bindley	53,000	24,907	9,179	87,086
Archie R. Dykes	52,000	24,907	9,179	86,086
Jarobin Gilbert, Jr.	53,000	24,907	9,179	87,086
Diane L. Routson	48,000	5,928	4,130	58,058

(a)	Represents the 2006 amortization expense as determined using the fair market value of the Company’s Common Stock based on the closing price on the date of grant. This amount includes the expense related to current year and prior year grants and is reported in the Company’s financial statements contained in its 2006 Annual Report on Form 10-K on page F-29, footnote 10. The expense recognized under SFAS 123R in 2006 for stock awards includes expense related to grants of 1,000 shares per director made on May 9, 2006 with a fair value on the date of grant of $21.74 per share.

(b)	Represents the 2006 amortization expense as calculated using the Black-Scholes valuation model under SFAS 123R assuming that time vesting is achieved. This amount includes the expense related to current year and prior year grants and is reported in the Company’s financial statements contained in its 2006 Annual Report on Form 10-K on page F-29, footnote 10. No option grants were made to non-management directors in 2006.

(c)	As of December 30, 2006, each of our directors had the following option awards and restricted stock awards outstanding:

Name	Unexercised Options – Unexercisable (#)		Unexercised Options – Exercisable (#)	Unvested Restricted Shares (#)(1)
Robert R. Schoeberl	2,400	(2)	16,267	2,000
Thomas L. Bindley	2,400	(2)	9,600	2,000
Archie R. Dykes	2,400	(2)	9,600	2,000
Jarobin Gilbert, Jr.	2,400	(2)	4,800	2,000
Diane L. Routson	1,200	(3)	800	2,000

(1)

These restricted shares vest as follows: (a) 1,000 shares vest on the seventh anniversary of the date of grant, May 9, 2006, and (b) 1,000 shares vest on the seventh anniversary of the date of grant, May 10, 2005. However, an amount equal to 33 1/3% of all of the shares granted shall immediately vest on each anniversary of the date of grant if, on such anniversary date, the cumulative total shareholder return on the Company’s Common Stock during the immediately preceding 12-month period exceeds the cumulative total shareholder return on the S&P 500 Index for the same period.

(2)	These options vest as follows: (a) 400 on May 8, 2007 and 2008, (b) 400 on May 11, 2007, 2008 and 2009, and (c) 400 on November 11, 2007.
(3)	These options vest as follows: 400 on May 11, 2007, 2008 and 2009.

(d)	The amortization expense for the current year grant is recognized over the shorter of the vesting period or the time remaining before the director is eligible to retire. Directors are eligible to retire when they reach 55 years of age and have completed 5 years of service. As of December 30, 2006, Messrs. Schoeberl, Bindley, Dykes and Gilbert were eligible to retire. As a result, their 2006 grants were fully recognized in 2006. However, as of December 30, 2006, Ms. Routson was not eligible to retire. As a result, the expense for her 2006 grant was amortized over 63 months (with 8 months expensed in 2006), which represents the time remaining before she is eligible to retire.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s By-Laws require the Company to indemnify and hold harmless each of its directors and officers, including the named executive officers, to the fullest extent authorized by the General Corporation Law of the State of Delaware, as amended, against all expense, liability and loss incurred by such individual in any action, suit or proceeding, whether civil, criminal administrative or investigative, to which such individual is made a party, is threatened to be made a party, or in which such individual is involved, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides, however, that no such obligation to indemnify exists as to proceedings initiated by a director, officer, employee or agent unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification under the By-Laws; or (b) it was authorized by the Company’s Board of Directors. The foregoing indemnification continues as to a person who has ceased to be a director or officer of the Company.

The By-Laws also provide that the Company shall have the authority to purchase and maintain insurance, at its expense, to protect itself and its directors and officers, including the named executive officers, against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. The Company has, and intends to continue, maintaining director and officer liability insurance, to the extent available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers under the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) reviews all relationships and transactions in which the Company and one or more of its directors, executive officers and/or their immediately family members are participants, in order to determine whether such persons have a direct or indirect material interest. The Company’s Corporate Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction involving the Company. As required under the rules of the Securities and Exchange Commission, transactions involving the Company that are determined to be directly or indirectly material to a related person must be disclosed in the Company’s proxy statement. In addition, the Nominating Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. As set forth in the Company’s Related Person Transaction Policies and Procedures, in the course of the Nominating Committee’s review and approval or ratification of a related person transaction, the Nominating Committee will take into account, among other factors it deems appropriate, the following:

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the nature and extent of the related person’s interest in the transaction;

•	the importance of the transaction to the Company;

•	the importance of the transaction to the related person;

•

whether the transaction is fair and reasonable to the Company and otherwise on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	whether the transaction would impair the judgment of the interested director or executive officer to act in the best interest of the Company; and

•	any other facts, circumstances or factors that the Nominating Committee deems appropriate.

Any member of the Nominating Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director will be counted in determining the presence of a quorum at the meeting of the Committee that considers the transaction.

Currently, there are no related person transactions that are required to be reported pursuant to the rules of the Securities and Exchange Commission.

PERFORMANCE GRAPH

The following performance graph compares Midas’ cumulative total shareholder return on Common Stock from December 29, 2001 to December 30, 2006 with the cumulative total return during the same periods of the S&P 500 Index and Standard & Poor’s 600 Specialty Stores (the “peer group”), neither of which includes Midas. These comparisons assume an initial investment of $100 and the reinvestment of dividends.

Company/Index	12/29/01	12/28/02	1/3/04	1/1/05	12/31/05	12/30/06
MIDAS, INC.	100.00	50.00	120.86	172.41	158.28	198.28
S&P 500 INDEX	100.00	76.65	98.83	109.92	115.32	133.53
S&P 600 SPECIALTY STORES	100.00	83.59	129.70	133.00	120.18	120.42

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in Midas’ proxy materials for the 2008 Annual Meeting of Shareholders, a shareholder proposal must be received by the Corporate Secretary no later than December 1, 2007. In addition, regardless of whether a shareholder proposal is set forth in the notice of annual meeting to a proxy statement as a matter to be considered by shareholders, Midas’ By-Laws establish an advance notice procedure for shareholder proposals to be brought before any Annual Meeting of Shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2007 annual meeting may consider a proposal or nomination brought by a shareholder of record as of March 16, 2007, who is entitled to vote at the 2007 annual meeting and who has given the Corporate Secretary timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2007 annual meeting must have been received by the Corporate Secretary after the close of business on February 8, 2007, and prior to the close of business on February 28, 2007. The Corporate Secretary did not receive notice of any shareholder proposal or nomination relating to the 2007 annual meeting. The 2008 annual meeting is expected to be held on May 6, 2008. A shareholder proposal or nomination intended to be brought before the 2008 annual meeting must be received by the Corporate Secretary after the close of business on February 8, 2008, and prior to the close of business on February 28, 2008. All proposals and nominations should be addressed to Midas, Inc., 1300 Arlington Heights Road, Itasca, Illinois 60143, Attention: Corporate Secretary.

GENERAL

Midas will bear the entire cost of soliciting proxies for the annual meeting. Proxies will be solicited by mail, and may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers or employees of Midas who will not receive special compensation for such services. Midas will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. Midas has also engaged Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

We have included a copy of Midas’ 2006 Annual Report on Form 10-K (without Exhibits) with this proxy statement.

This proxy statement and Midas’ 2006 Annual Report on Form 10-K can be found on our website at www.midasinc.com under the heading “SEC Filings”. A printed copy of this proxy statement and Exhibits to the Annual Report on Form 10-K may be obtained by any shareholder upon written request to Midas, Inc., 1300 Arlington Heights Road, ltasca, Illinois 60143, Attention: Corporate Secretary. A reasonable charge will be assessed for requested Exhibits.

By Order of the Board of Directors

Alvin K. Marr

Corporate Secretary

Itasca, Illinois

March 30, 2007

C/O NATIONAL CITY BANK SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509	VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

You can vote by telephone or the Internet at any time prior to 11:59 p.m.,

Central Time, on May 7, 2007.

You will need the number printed in the box below to vote by telephone or the Internet.

If you vote by telephone or the Internet, please do not mail back this proxy card.

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Proxy card must be signed and dated below. ê Please fold and detach card at perforation before mailing. ê

MIDAS, INC. 1300 Arlington Heights Road, Itasca, Illinois 60143 This Proxy is Solicited on Behalf of the Board of Directors

William M. Guzik and Alvin K. Marr, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Midas, Inc. to be held on May 8, 2007, and at any adjournment thereof as specified on the reverse side, and, in their discretion, upon such other business as may properly be brought before the meeting.

Dated:	___________________________________________, 2007.

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Signature

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Signature
Please sign exactly as your name(s) appears above. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please state the capacity in which you sign. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, the proxy should be signed in the partnership name by an authorized person.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or the Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting. If you vote by telephone or the Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.

ê  Please fold and detach card at perforation before mailing.  ê

MIDAS, INC.	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES NAMED IN ITEM 1 AND “FOR” THE PROPOSAL SET FORTH IN ITEM 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

1.	Election of Directors:

	Nominees:	(1) Archie R. Dykes (2) Alan D. Feldman

		❑ FOR the above-named nominees	❑ WITHHOLD AUTHORITY to vote for the above-named nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	Ratification of the appointment of KPMG LLP as the independent auditors of Midas, Inc. for the fiscal year ending December 29, 2007.

❑ FOR ❑ AGAINST ❑ ABSTAIN

❑ Please check this box if you plan to attend the Annual Meeting of Shareholders.

❑ Please check this box if you consent to access all future proxy materials via the Internet.

(CONTINUED, AND TO BE SIGNED ON OTHER SIDE)